Exhibit 99.1

PDL Community Bancorp Announces Changes in Ponce Bank’s Executive Management

NEW YORK, Oct. 01, 2018 (GLOBE NEWWIRE) -The Board of Directors of Ponce Bank is pleased to announce that, effective September 28, 2018, Carlos P. Naudon will become President and Chief Executive Officer of Ponce Bank; he was formerly President and Chief Operating Officer. Mr. Naudon remains President and Chief Executive Officer of PDL Community Bancorp, the parent company of Ponce Bank, and President and Chief Operating Officer of Ponce Bank Mutual Holding Company, the majority owner of PDL Community Bancorp.  The Board of Directors of Ponce Bank is also pleased to announce that, effective September 28, 2018, Steven A. Tsavaris has been appointed Executive Chairman of Ponce Bank; he was formerly its Chairman and Chief Executive Officer. Mr. Tsavaris remains Executive Chairman of PDL Community Bancorp and Chairman and Chief Executive Officer of Ponce Bank Mutual Holding Company.

Mr. Tsavaris stated that “with this step, we have concluded our management succession plan.  Carlos has long served Ponce Bank and, since joining us as President in 2015, has been instrumental in our conversion to a mutual holding company structure and modernizing Ponce Bank.  We look forward to his continued steadfast leadership.”

In his new position Mr. Tsavaris remains an executive officer of Ponce Bank and has, among his responsibilities, being a member of and chairing the Board of Directors, representing Ponce Bank with customers and community and serving as a member of the Loan Committee.  Nick Lugo, Vice-Chairman of the Board of Directors said “the Board of Directors applauds Steve for his long service to Ponce Bank; his efforts enabled Ponce Bank to reach $1 billion in size, an almost ten-fold increase since he first joined its Board of Directors in 1990.”